UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2026

Our Bond, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-43087	83-1751618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street, New York, New York	10004
(Address of principal executive offices)	(Zip Code)

(888) 567-6234

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	OBAI	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 4, 2026, Our Bond, Inc., a Nevada corporation (“we,” “us,” “our” or the “Company”) entered into Amendment No. 3 (the “Equity Line Amendment”) to the Securities Purchase Agreement with Ascent Partners Fund LLC (“Ascent”) dated October 27, 2025, as amended (the “Equity Line SPA”). Under the terms of the Equity Line SPA, we have the right, but not the obligation, to require Ascent to purchase shares of our common stock in one or more tranches subject to certain limits and conditions set forth therein. The Equity Line SPA provides for both “Regular Closings” and “Expanded Closings.”

The Amendment makes the following changes to the terms of the Equity Line SPA:

●	For an Expanded Closings, which feature a maximum purchase price of up to $5,000,000, the Amendment provides that the Company can only deliver an advance notice on a trading day: (i) on which the bid price for its common stock is at least fifteen percent (15%) greater than the closing price on the immediately preceding trading day, and (ii) the trading volume for the Company’s common stock exceeds one hundred fifty percent (150%) the average daily trading volume of the common stock for the ten (10) immediately preceding trading days. Notwithstanding the foregoing, if the average daily traded value of the company’s common stock for the preceding ten (10) trading days exceeds $4,000,000, then the Company may deliver an advance notice for an Expanded Closing regardless of these two conditions.

●	The “Maximum Aggregate Purchase Price” specified in the Equity Line SPA was reduced from $300 million to $50 million.

Also on May 4, 2026, we entered into an Amendment (the “Warrant Amendment”) to the common stock purchase warrants (the “Warrants”) held by Ascent. Under the Warrant Amendment:

●	The exercise price for 1,000,000 Warrants expiring on February 27, 2027 was adjusted to $1.25 per share.

●	The exercise price for 1,000,000 Warrants expiring on February 27, 2027 was adjusted to $1.75 per share.

●	The exercise price for 1,000,000 Warrants expiring on February 27, 2027 was adjusted to $2.25 per share.

●	The exercise price for 2,000,000 Warrants expiring on October 27, 2027 was adjusted to $3.50 per share.

●	The exercise price for 2,000,000 Warrants expiring on October 27, 2027 was adjusted to $4.00 per share.

●	The exercise price for 2,000,000 Warrants expiring on October 27, 2027 was adjusted to $4.50 per share.

●	All other outstanding Warrants held by Ascent were cancelled. The cancelled warrants consisted of 15,991,902 warrants exercisable at $12.35 per share and 300,000 warrants exercisable at $3.2475 per share, leaving warrants to purchase a total of 9,000,000 shares of common stock outstanding, as described above.

Also on May 4, 2026, we issued a Promissory Note to Ascent Partners Fund, LLC in the principal amount of $1,000,000 (the “Note”). The Note bears interest at a rate of ten percent (10%) per annum and matures on September 1, 2026. We are required to apply twenty-five percent (25%) of the net proceeds of all future offerings or issuances of our securities toward payment of the Note until such time as it is paid in full. In the event of default, the Note will bear interest at a rate of twenty-four percent (24%) per annum and any late payments will incur a late fee in the amount of ten percent (10%) of the amount of the late payment. Events of default under the Note include any failure to pay the principal amount when due, any failure to pay interest, fees, or other obligations within five (5) business days of when due, a failure to perform any other covenant under the Note, a default under any indebtedness in excess of $150,000, and a change in control of the Company. The foregoing is a summary of the material terms of the Note. The Note, which is filed herewith as Exhibit 10.2, contains additional terms, covenants, and conditions and should be reviewed in its entirety for additional information.

Finally, on May 3, 2026, pending the approval of our board of directors, we agreed to amend the Certificates of Designation for our Series C Preferred Stock and our Series D Preferred Stock as follows:

●	The conversion price for our Series D Preferred Stock was adjusted to $2.0265 per share.

●	A new ‘leak-out’ provision was added to both the Certificate of Designation for our Series C Preferred Stock and the Certificate of Designation for our Series D Preferred Stock. Under the new provision, all Holders of the preferred shares collectively shall not, on any trading day, sell a number of Conversion Shares which equals more than 10% of the total daily share volume as reported by the applicable trading market. This limitation will not apply to any sale of conversion shares at a price equal to or greater than 115% of the closing price for our common stock on the prior trading day.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The foregoing discussion of the amendments to our Certificates of Designation for our Series C Preferred Stock and our Series D Preferred Stock is incorporated here by reference as if set forth in full.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
3.1	Form of Amendment No. 1 to Certificate of Designations of Preferences and Rights of Series C Preferred Stock
3.2	Form of Amendment No. 1 to Amended and Restated Certificate of Designations of Preferences and Rights of Series D Preferred Stock
4.1	Amendment to Warrants to Purchase Common Stock
10.1	Amendment No. 3 to Securities Purchase Agreement
10.2	Promissory Note Due September 1, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2026	Our Bond, Inc.

	By:	/s/ Doron Kempel
	Name:	Doron Kempel
	Title:	Chief Executive Officer